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Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Reports Q1 2007 Revenue of $421.9 Million, up 25.9%
Diluted EPS of $0.44 on Operating Income of $23.6 Million
Oakdale, MN (April 19, 2007) — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2007.
Highlights for Q1 include the following:
•	Revenue of $421.9 million was up 25.9 percent compared with Q1 2006 revenue of $335.2 million. Growth was driven by optical and flash products primarily due to the addition of Memorex brand revenue.

•	Operating income of $23.6 million and diluted earnings per share of $0.44 compared with $29.3 million of operating income and diluted EPS of $0.55 in Q1 2006.

•	Both revenue and earnings in the quarter were negatively impacted by two factors which affected the entire industry. Flash products experienced industry-wide price erosion primarily in the US early in the quarter due to excess capacity of NAND flash. This reduced operating income by $4.5 million due to lower than expected margins. The industry also experienced pricing pressure on LTO tape media due to continued delay of the introduction of LTO 4 drives.

•	While both of these issues were significant factors in the quarter, we believe flash pricing has stabilized and we expect shipment of LTO 4 drives to begin in the second quarter.
Frank Russomanno, Chief Executive Officer and President of Imation, said: “While the industry-wide issues affected our first quarter results, the Company had several positive developments that provide increased momentum for the rest of the year. We recently announced the Sun/STK distribution agreement and are working on additional distribution agreements which continue to build our presence and our total market coverage. We are now seeing solid growth in the T10000 market and expect it will continue to ramp up throughout 2007. We are well positioned with LTO 4 media availability and look forward to the opportunity to start selling this product later this quarter.”

“With today’s announcement of the acquisition of TDK’s recording media business, Imation has become a leading global product and brand management company in recordable media. As a result of the acquisition, Imation is building a very balanced portfolio of business-to-business and consumer brands. Our objective is to grow these brands through strong marketing, brand asset management and disciplined global product positioning. The timing of the close of the TDK recording media business acquisition will be an important factor in our 2007 outlook and we plan on updating our outlook on May 22nd, when we communicate our vision and strategy,” Russomanno concluded.
Imation made two additional announcements today (see: Imation and TDK Agree to Imation’s Acquisition of TDK Brand Recording Media Business for $300 Million in Stock and Cash, PR Newswire: April 19, 2007 and Imation Board Authorizes Repurchase of up to 5 Million shares of Common Stock: PR Newswire: April 19, 2007).
A teleconference is scheduled for 9:00 a.m. CT today, April 19, 2007. The call-in number is 866-256-9239 (see Webcast and Replay Information at the bottom of this release).
First Quarter 2007 and 2006 Financial Highlights

(Dollars in millions, except per share amounts)	Q1 07	Q1 06	% Change
Net Revenue	$421.9	$335.2	25.9%
Gross Profit	$81.8	$79.2	3.3%
% of Revenue	19.4%	23.6%
SG&A	$45.2	$35.3	28.0%
% of Revenue	10.7%	10.5%
R&D	$12.4	$12.8	-3.1%
% of Revenue	2.9%	3.8%
Restructuring and Other	$0.6	$1.8	-66.7%
Operating Income	$23.6	$29.3	-19.5%
% of Revenue	5.6%	8.7%
Net Income	$15.7	$19.4	-19.1%
Diluted Earnings per Share	$0.44	$0.55	-20.0%
Operating Cash Flows	$6.2	$23.1	-73.2%
     Net Revenue was $421.9 million, up 25.9 percent from Q1 2006 driven by the Memorex acquisition. Revenue in the Americas segment, which represented 51 percent of total revenue, was up approximately 50 percent from the comparable period a year ago driven by the Memorex acquisition. Revenue from the European segment increased approximately 11 percent also driven by Memorex and represented approximately 34 percent of total revenue in the quarter. We also saw slight growth in the Asia Pacific segment which represented approximately 15 percent of total revenue in the quarter. Excluding the Memorex revenue, overall price erosion was 10 percent driven by flash products. Revenue growth was also impacted by lower than expected revenues from our Global Data Media joint venture.
     Gross Margin of 19.4 percent was down from 23.6 percent in Q1 2006 and from 20.1 percent in Q4 2006 due to shifts in product mix as anticipated and price declines as discussed earlier. While market factors negatively impacted our gross margin in the quarter, we partially offset these impacts with positive benefits from our lean programs and manufacturing performance.

     Selling, General & Administrative (SG&A) spending was $45.2 million or 10.7 percent of revenue, compared with $35.3 million or 10.5 percent of revenue in Q1 2006. The increase in total expense was due to the addition of Memorex SG&A expense and intangible asset amortization, partially offset by synergies achieved with the Memorex acquisition as well as spending declines elsewhere.
     Research & Development (R&D) spending of $12.4 million or 2.9 percent of revenue compared with $12.8 million or 3.8 percent of revenue reported in Q1 2006.
     Operating Income was $23.6 million, compared with operating income of $29.3 million reported in Q1 2006. Operating income included restructuring and other expense of $0.6 million compared with $1.8 million in Q1 2006. The decrease in operating income is primarily due to the decrease in gross margin discussed above.
     Other Income/Expense and Taxes: Other income of $1.5 million in Q1 2007 compared with $1.4 million in Q1 2006. The effective tax rate in Q1 2007 was 37.5 percent compared with 36.8 percent in Q1 2006.
     Diluted Earnings per Share was $0.44 for Q1 2007 compared with $0.55 diluted EPS in Q1 2006.
     Cash Flow, Working Capital and Balance Sheet: Cash flow generated from operations totaled $6.2 million in Q1 2007 compared with $23.1 million in Q1 2006. The lower cash flow from operations was primarily due to lower net income and timing of payments for other assets and liabilities. Cash from investing activities in Q1 2007 included $7.9 million related to working capital adjustments associated with the Memorex acquisition. Capital spending was $5.4 million for the quarter and depreciation and amortization was $10.5 million. Dividends of $4.9 million were paid in Q1 2007.
2007 Business Outlook
The company has not updated its 2007 business outlook with this release due to the pending TDK recording media business acquisition, but intends to do so on May 22nd.
Webcast and Replay Information
A live webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on April 19, 2007 until 5:00 PM Central Daylight Time on April 24, 2007 by dialing 866-837-8032 (access code 1054649). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation Corp. is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company during 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456. Imation, the Imation logo, Memorex, and “Is it live or is it Memorex?” are trademarks of Imation Corp. and its subsidiaries. All other trademarks are the property of their respective owners.

Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisition of the TDK recording media business and achieve the anticipated benefits including synergies in a timely manner; our ability to operate the Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net revenue	$421.9	$335.2
Cost of goods sold	340.1	256.0

Gross profit	81.8	79.2

Operating expense:
Selling, general and administrative	45.2	35.3
Research and development	12.4	12.8
Restructuring and other	0.6	1.8

Total	58.2	49.9

Operating income	23.6	29.3

Other (income) and expense:
Interest income	(2.5)	(4.7)
Interest expense	0.3	0.2
Other, net	0.7	3.1

Total	(1.5)	(1.4)

Income before income taxes	25.1	30.7

Income tax provision	9.4	11.3

Net income	$15.7	$19.4

Earning per commom share:
Basic	$0.45	$0.56
Diluted	$0.44	$0.55

Weighted average shares outstanding:
Basic	34.9	34.7
Diluted	35.4	35.4

Cash dividends paid per share	$0.14	$0.12

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$259.4	$252.5
Accounts receivable, net	283.2	308.1
Inventories, net	301.4	258.0
Other current assets	69.7	58.3

Total current assets	913.7	876.9

Property, plant and equipment, net	176.4	178.0
Intangible assets, net	226.6	230.2
Goodwill	59.9	67.6
Other assets	30.9	30.2

Total assets	$1,407.5	$1,382.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$242.6	$227.3
Accrued payroll	12.7	23.7
Other current liabilities	131.3	140.6

Total current liabilities	386.6	391.6

Other liabilities	46.1	45.0

Shareholders’ equity	974.8	946.3

Total liabilities and shareholders’ equity	$1,407.5	$1,382.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended March 31,		Three months ended March 31,
	2007		2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	215.1	51.0%	143.2	42.7%	50.2%
Europe	142.7	33.8%	128.9	38.5%	10.7%
APAC	64.1	15.2%	63.1	18.8%	1.6%

Total	421.9	100.0%	335.2	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	162.4	38.5%	176.3	52.6%	-7.9%
Optical	192.7	45.7%	123.8	36.9%	55.7%
Flash	35.7	8.5%	18.5	5.5%	93.0%
Other	31.1	7.3%	16.6	5.0%	87.3%

Total	421.9	100.0%	335.2	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	24.5	11.4%	31.5	22.0%	-22.2%
Europe	11.1	7.8%	13.3	10.3%	-16.5%
APAC	6.4	10.0%	5.7	9.0%	12.3%
Corp/Unallocated (1)	(18.4)	NM	(21.2)	NM	NM

Total	23.6	5.6%	29.3	8.7%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expense that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended
	March 31,
(Dollars in millions)	2007	2006
Gross Profit	$81.8	$79.2
Gross Margin %	19.4%	23.6%
Operating Income	$23.6	$29.3
Operating Income %	5.6%	8.7%
Capital Spending	$5.4	$3.3
Depreciation	$7.0	$7.3
Amortization	$3.5	$0.6
Tax Rate %	37.5%	36.8%
Asset Utilization Information *

	March 31,	December 31,
	2007	2006

Days Sales Outstanding (DSO)	53	56
Days of Inventory Supply	85	72
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of March 31, 2007:	2,070
Approximate employee count as of December 31, 2006:	2,070
Book value per share as of March 31, 2007:	$27.93
Shares used to calculate book value per share (millions):	34.9
In the first quarter of 2007, Imation did not repurchase any shares of its stock.
Authorization for repurchase of 2.4 million shares remains outstanding as of March 31, 2007.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.
Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.
Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.
Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.